Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-52032, 333-08035, 33-80869, 333-116102, and 333-127922 of The Greenbrier Companies, Inc. on Forms S-8 of our reports dated November 3, 2005 relating to the financial statements of The Greenbrier Companies, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of The Greenbrier Companies, Inc. for the year ended August 31, 2005.
DELOITTE & TOUCHE LLP
Portland, Oregon
November 3, 2005